Exhibit 16
December 28, 2006
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for LSB Corporation and, under the date of March 21, 2006, we reported on the consolidated financial statements of LSB Corporation as of and for the years ended December 31, 2005 and 2004. On December 21, 2006, we were notified that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of LSB Corporation’s consolidated financial statements as of and for the year ended December 31, 2006, and the issuance of our report thereon. We have read LSB Corporation’s statements included under Item 4.01(a) of its Form 8-K dated December 28, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with LSB Corporation’s statement that the Audit Committee of the Company’s Board of Directors participated in and approved the decision to change its independent registered public accounting firm.
Very truly yours,
/s/ KPMG LLP